Exhibit 99.1
Penson Worldwide Reports Increased Revenues and Earnings for First Quarter Ended March 31, 2007
DALLAS, TX, April 24, 2007 — Penson Worldwide, Inc. (NASDAQ: PNSN), a leading provider of execution, clearing, settlement and custody and technology products and services to the securities industry, today announced increased revenues and earnings for the first quarter ended March 31, 2007.
“2007 is off to a good start,” said Philip A. Pendergraft, Chief Executive Officer. “Net income increased by nearly 60% versus the year ago quarter, and earnings per diluted share from continuing operations increased 13%, to $0.27, from $0.24, on 42% more shares outstanding. The increase in shares reflects our May 2006 IPO and first quarter 2007 share payments for the Schonfeld, GHCO and CCS clearing acquisitions. Total revenues increased 23%, to a record $85.0 million compared to $69.1 million in the March 2006 quarter, with clearing revenues and gross interest revenues up 10% and 26%, respectively.
“As we discussed during our last earnings call, we expected operating earnings in the first quarter to be comparable with those of the fourth quarter, and they were. This quarter, we have focused largely on the conversion of the Schonfeld correspondents and on the integration of GHCO. Both of these have now been substantially and successfully completed. As we had also discussed, income and diluted earnings per share calculations were affected by a higher tax rate and the greater number of shares outstanding for the March 2007 quarter versus the December 2006 quarter.
“Looking ahead, we expect to benefit from increased trading volume from the Schonfeld correspondents. We also see opportunities to expand our futures business significantly, building on the GHCO platform. In addition, our U.S. clearing broker, Penson Financial Services, Inc., recently became one of two firms approved by NASD to offer ‘portfolio margining,’ which should further enhance growth of our asset based businesses.”
Analysis of First Quarter 2007 Results
(All comparisons are to the corresponding year-ago period unless otherwise indicated)
Total revenues calculated to reflect net interest income grew 21%, to $56.7 million from $46.7 million in the corresponding prior year quarter.
Revenue from clearing operations increased 10% to $21.6 million, reflecting an increased number of correspondents, greater volume per correspondent, and higher market activity. Correspondent totals increased 4% on a net basis, to 236 at the end of March 2007, from 228 at the end of March 2006. The March 2007 count includes three Schonfeld correspondents that were converted by the end of the quarter.

PENSON 1Q07 RESULTS
Gross interest revenue increased 26%, to $48.2 million, reflecting greater assets, higher rates and the favorable impact from the IPO capital. Revenue from average daily interest earning asset based balances increased 30%, to $30.2 million from $23.2 million, with the balances increasing 18%, to $2.53 billion from $2.15 billion. Yield was 4.77% and spread was 2.11% compared to 4.33% and to 1.81%, respectively, a year ago.
Gross interest revenue also benefited from a 21% increase, equaling $16.5 million, up from $13.6 million, due to increases in average daily interest earning balances in the Conduit external stock loan business. Average daily balances increased 15%, to $1.42 billion from $1.24 billion, with yield at 4.67% and spread at 0.40%, compared to 4.38% and 0.47%, respectively, a year ago.
Technology revenues increased 8%, to $3.0 million, primarily as a result of increases in recurring revenues. Other revenue expanded 44%, to $12.1 million, due to increases in trading revenues in equities and foreign exchange, bond and futures commissions, and equity and option execution fees.
Operating margin expanded to 13.4% from 10.1%, as expenses grew more slowly than revenues, reflecting the benefits of scale and operating leverage and continued improvement in Penson’s UK and Technology operations, partially offset by the cost of converting the Schonfeld correspondents. Interest expense on short-term debt amounted to $28.3 million compared to $22.4 million, primarily due to both higher interest paying balances and rates. Interest expense on long term debt declined to $0.5 million, from $1.2 million, reflecting lower average debt balances as a portion of the IPO proceeds were used in 2006 to pay down long term borrowings.
Conference Call
Penson will host a conference call to discuss its first quarter results on Wednesday, April 25, 2007, at 10:00 AM Eastern Time (9:00 AM Central Time). The call will be accessible live via a webcast on the Investor Relations section of Penson’s website located at www.penson.com. Institutional Investors can access call details via Thomson Financial StreetEvents at www.streetevents.com. A webcast replay will be available shortly thereafter on both those sites.
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement, and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada, Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson Financial Futures, Inc. and Penson GHCO, among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of all types of broker/dealers since 1995. Penson is The Flexible Choice in Global Financial Services.

PENSON 1Q07 RESULTS
Penson Financial Services, Inc. is a member of the Chicago Stock Exchange, the NASD, Inc., the Chicago Board Options Exchange, OneChicago, the International Securities Exchange, the NYSE Arca Exchange, the Options Clearing Corp, the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada, Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the TSX Venture Exchange, is regulated by the Investment Dealers Association of Canada, and is a member of the CIPF. Penson Financial Services, Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson Financial Futures, Inc. is a registered Futures Commission Merchant. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, London International Financial Futures Exchange, Intercontinental Exchange, International Petroleum Exchange, and Minneapolis Grain Exchange and Clearing Corporation.
Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts:
Penson Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450, andy@intermarket.com, or Erica Fidel, 212-754-5448, Erica@intermarket.com
Penson Investor Relations: Anreder & Company, Gary Fishman, 212-532-3232, gary.fishman@anreder.com, or Steven Anreder, 212-532-3232, steven.anreder@anreder.com

PENSON 1Q07 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
Revenues
Revenues from clearing operations	$21,611	$19,609
Technology revenues	3,019	2,794
Interest, gross	48,235	38,256
Other	12,121	8,446

	84,986	69,105

Expenses
Employee compensation and benefits	23,473	19,629
Floor brokerage, exchange and clearance fees	4,991	4,966
Communications and data processing	6,781	6,342
Occupancy and equipment	3,217	3,100
Interest expense on short-term obligations	28,300	22,398
Other expenses	6,397	4,496
Interest expense on long-term debt	453	1,162

	73,612	62,093

Income from continuing operations before income taxes	11,374	7,012
Income tax expense	4,236	2,668

Income from continuing operations	7,138	4,344

Income from discontinued operations, net of tax	—	129

Net income	$7,138	$4,473

Earnings per share-basic:
Earnings per share from continuing operations	$0.27	$0.29
Earnings per share from discontinued operations	—	—

Net income per share	$0.27	$0.29

Earnings per share-diluted:
Earnings per share from continuing operations	$0.27	$0.24
Earnings per share from discontinued operations	—	—

Net income per share	$0.27	$0.24

Weighted average shares outstanding — basic	26,328	15,208
Weighted average shares outstanding — diluted	26,905	18,918

PENSON 1Q07 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Financial Condition
(Unaudited)
(In thousands)

	March 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$116,521	$103,054
Cash and securities — segregated under Federal and other regulations	833,071	577,336
Receivable from broker-dealers and clearing organizations	372,080	338,872
Receivable from customers, net	1,151,173	1,239,170
Receivable from correspondents	132,060	117,343
Securities borrowed	1,981,557	1,783,403
Securities owned, at market value	228,421	172,277
Deposits with clearing organizations	226,122	202,033
Property and equipment, net	23,316	18,698
Other assets	164,913	92,204

Total assets	$5,229,234	$4,644,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	$313,700	$169,749
Payable to customers	2,535,201	2,214,987
Payable to correspondents	136,121	260,029
Short-term bank loans	131,033	60,186
Notes payable	25,000	10,000
Securities loaned	1,689,519	1,589,395
Securities sold, not yet purchased	67,649	60,124
Accounts payable, accrued and other liabilities	74,277	68,136

Total liabilities	4,972,500	4,432,606

Stockholders’ Equity
Total stockholders’ equity	256,734	211,784

Total liabilities and stockholders’ equity	$5,229,234	$4,644,390

PENSON 1Q07 RESULTS
Penson Worldwide, Inc.
Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
(in thousands)	2006	2006	2006	2006	2007
Interest revenue

Interest on asset based balances	$23,204	$26,285	$28,456	$29,701	$30,208
Interest on Conduit borrows	13,601	11,197	10,093	15,397	16,513
Money market	1,451	1,408	1,489	1,517	1,514

Total interest revenue	38,256	38,890	40,038	46,615	48,235

Interest expense

Interest expense on liability based balances	10,251	11,002	9,637	12,430	13,198
Interest on Conduit loans	12,147	10,230	9,393	14,339	15,102

	22,398	21,232	19,030	26,769	28,300

Net interest revenue	$15,858	$17,658	$21,008	$19,846	$19,935

Average daily balance (1)

Interest earning average daily balance	$2,145,463	$2,297,248	$2,200,037	$2,379,844	$2,532,021
Interest paying average daily balance	1,630,300	1,751,471	1,453,038	1,768,821	1,981,243

Conduit borrow	1,241,219	985,707	848,635	1,235,775	1,415,384
Conduit loan	1,242,426	986,683	848,440	1,237,582	1,413,577

Average interest rate on balances (1)

Interest earning average daily balance	4.33%	4.58%	5.17%	4.99%	4.77%
Interest paying average daily balance	2.52%	2.51%	2.65%	2.81%	2.66%

Spread	1.81%	2.07%	2.52%	2.18%	2.11%

Conduit borrow	4.38%	4.54%	4.76%	4.98%	4.67%
Conduit loan	3.91%	4.15%	4.43%	4.63%	4.27%

Spread	0.47%	0.39%	0.33%	0.35%	0.40%

(1)	Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.